Exhibit 4.14

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The capitalized terms in this Lease shall have the meanings ascribed to them below, and each reference to such term in the Lease shall incorporate such meaning therein as if fully set forth therein.

Terms:
Landlord:	Highwoods Realty Limited Partnership, a North Carolina limited partnership d/b/a Highwoods Properties with its principal office at 2200 Century Parkway, Suite 800, Atlanta, Georgia 30345

Tenant:	AppTec Laboratory Services, Inc , a corporation duly organized and existing under the laws in the State of Delaware with its principal office at 2540 Executive Drive, Saint Paul, Minnesota 55120.

Premises:	(a) Suite: 300, Kennestone Corporate Center

(b) Rentable Area; 7,463 square feet

(c) See Floor Plan attached hereto as Exhibit “A “

Building:	1279 Kennestone Circle, Kennesaw, Cobb County, Georgia, which is located within the Project

Project:	Those certain tracts or parcels of land owned by Landlord from time to time and being more particularly described on Exhibit “B,” together with all improvements located thereon or which may hereafter be constructed thereon Landlord reserves the right to change the Project, including but not limited to, means of ingress and egress and subdivision of the Project, so long as said change(s) does not materially effect Tenant’s use of the Premises

Commencement Date: March 1, 2003

Termination Date: February 29, 2008

Base Taxes and Assessments: $    *     per square foot

Base Insurance: $    *     per square foot

Permitted Uses: Bio-safety testing

First Lease Year Base Rent (per year): $38,558.84

First Months Rent: $1,927.94

Security Deposit: $4,173.06

Agent: None

*	The estimated base 2003 taxes and assessments on a per square foot basis based on annual Cobb County, Georgia building property tax assessment. Landlord will provide copy of tax notice and resulting per square foot calculation when available. The base year for insurance will also be 2003.

1

LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into as of this 27th day of February, 2003, by and between HIGHWOODS REALTY LIMITED PARTNERSHIP a North Carolina limited partnership (“Landlord”), and APPTEC LABORATORY SERVICES, INC., a Delaware corporation (“Tenant”).

In consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Premises. Landlord does hereby rent and lease to Tenant, and Tenant does hereby rent and hire from Landlord, during the Lease Term (as hereinafter defined), that certain space shown on the floor plan attached hereto as Exhibit “A” and made a part hereof (“Premises”), located in 1279 Kennestone Circle (“Building”) of Kennestone Corporate Center (“Project”), Cobb County, Georgia, as more particularly described on Exhibit “B” attached hereto and made a part hereof. The Premises are deemed to contain 7,463 rentable square feet (“Rentable Area”). The Project is deemed to contain 82,633 rentable square feet. As used herein, “Tenant’s Share” shall mean a fraction, the numerator of which shall be the Rentable Area, and the denominator of which shall be the gross rentable area of the Project. No easement for light and air is included in the Premises. For purposes of this Lease, Tenant’s Share is deemed to be 9.03 percent (9.03%)

2. Possession.

a . “Lease Term” means a term commencing on the date hereof and ending on the last day (the “Expiration Date”) of the fifth (5th) “Lease Year,” (as hereinafter defined), unless sooner terminated or extended hereunder, during which all terms and conditions of this Lease shall apply.

b. “Commencement Date” means the earlier of the date Tenant first occupies the Premises or March 1, 2003 and that date upon which Tenant obligation to pay Rent commences. If by the Commencement Date Landlord has not substantially completed the improvements to the Premises required to be made by Landlord pursuant to Exhibit “D” attached hereto and made a part hereof (if any), or if Landlord, for any other reason whatsoever, cannot deliver possession of the Premises to Tenant by the Commencement Date, then the Commencement Date shall be postponed (and the rent herein provided shall not commence) until the earlier of either (i) the date of actual occupancy of the Premises by Tenant or (ii) the date immediately following the day Landlord has achieved substantial completion of such improvements. Landlord and Tenant shall each have the option to terminate this lease by written notice to the other if the Commencement Date has not occurred within three (3) months from the date hereof. Provided, further, this Lease shall automatically terminate without action on the part of any party hereto if the Commencement Date has not occurred within twelve (12) months from the date hereof. Landlord shall have no liability for any delay in delivering possession of the Premises to Tenant.

c. If, and to the extent, Landlord’s substantial completion of the improvements to the Premises pursuant to Exhibit “D” attached hereto is delayed due to any act or omission of Tenant or anyone acting under or for Tenant (any such delay being hereinafter referred to as “Tenant’s Delay”), then the Commencement Date shall be the date specified in subsection (b) above, subject to adjustment as provided therein, but without extension as a result of Tenant’s Delay; provided that from the Commencement Date, as so determined, until the earlier of (i) the date of actual occupancy of the Premises by Tenant or (ii) the date immediately following the date Landlord would have achieved substantial completion of such improvements but for Tenant’s Delay, Tenant’s obligations under this Lease shall be limited to the payment of any and all Rent due hereunder.

d. Within five (5) days of written request by Landlord, Tenant agrees to execute and deliver to Landlord a commencement date agreement setting forth the exact Commencement Date of the Lease Term and stating that all tenant improvements to be constructed by Landlord have been substantially completed, subject to the completion of any outstanding punchlist items.

e. The phrase “Lease Year” shall have the following meaning: the first (1st) Lease Year shall commence on the Commencement Date and shall end on the last day of the

COVER PAGE

The capitalized terms in this Lease shall have the meanings ascribed to them below, and each reference to such term in the Lease shall incorporate such meaning therein as if fully set forth therein.

Terms:

Landlord:	Highwoods Realty Limited Partnership, a North Carolina limited partnership d/b/a Highwoods Properties with its principal office at 2200 Century Parkway, Suite 800, Atlanta, Georgia 30345.

Tenant:	AppTec Laboratory Services, Inc., a corporation duly organized and existing under the laws in the State of Delaware with its principal office at 2540 Executive Drive, Saint Paul, Minnesota 55120.

Premises:	(a) Suite: 300, Kennestone Corporate Center

(b) Rentable Area: 7,463 square feet

(c) See Floor Plan attached hereto as Exhibit “A”

Building:	1279 Kennestone Circle, Kennesaw, Cobb County, Georgia, which is located within the Project.

Project:	Those certain tracts or parcels of land owned by Landlord from time to time and being more particularly described on Exhibit “B,” together with all improvements located thereon or which may hereafter be constructed thereon. Landlord reserves the right to change the Project, including but not limited to, means of ingress and egress and subdivision of the Project, so long as said change(s) does not materially effect Tenant’s use of the Premises.

Commencement Date: March 1, 2003

Termination Date: February 29, 2008

Base Taxes and Assessments: $    *     per square foot

Base Insurance: $    *     per square foot

Permitted Uses: Bio-safety testing

First Lease Year Base Rent (per year): $38,558.84

First Months Rent: $1,927.94

Security Deposit: $4,173.06

Agent: None

*	The estimated base 2003 taxes and assessments on a per square foot basis based on annual Cobb County, Georgia building property tax assessment. Landlord will provide copy of tax notice and resulting per square foot calculation when available. The base year for insurance will also be 2003.

twelfth (12th) full calendar month thereafter. The first (1st) Lease Year shall include the first twelve (12) full calendar months subsequent to the Commencement Date and any partial calendar month occasioned by the Commencement Date occurring on any date other than the first (1st) day of a calendar month. Each successive Lease Year shall commence on the anniversary date of the first (1st) day of the first full calendar month during the first Lease Year and continue for twelve (12) full calendar months.

3. Base Rent.

a . Tenant shall pay to Landlord at Highwoods Realty Limited Partnership, P.O. Box 100488, Atlanta, Georgia 30384-0488 or at such other place as Landlord may designate, from and after the Commencement Date, an initial annual Base Rent of $38,558.84 plus sales tax, if applicable, to be paid without notice, demand, deduction, or set-off on the first day of each month, in advance. The Base Rent shall be payable during the Lease Term and shall be adjusted as set forth in the Special Stipulations attached hereto.

b. As used in this Lease, the term “Rent” shall include Base Rent, Additional Rent, and all other sums and obligations due Landlord hereunder.

c. Payments of Rent not received by Landlord within five (5) calendar days of the due date thereof shall be subject to a late charge due and payable by Tenant to Landlord on the sixth (6th) calendar day after the due date thereof in an amount equal to twenty five dollars ($25.00) or five percent (5%) of such past due amount, whichever amount is greater.

4. Additional Rent. Tenant shall pay to Landlord, as Additional Rent, the amounts set forth herein:

a. “Taxes and Assessments” shall mean every type of tax, charge or impost assessed against the Project or the operations thereof, including, but not limited to, sales taxes, ad valorem taxes, special assessments and governmental charges, excepting only income taxes imposed upon Landlord On or about January 1 following the Commencement Date and annually thereafter during the Lease Term, Landlord shall deliver to Tenant a statement setting forth the estimated Taxes and Assessments for the calendar year then commencing, and the amount thereof in excess of $    *     per square foot of the Project. Tenant shall pay Tenant’s Share of such excess in equal monthly installments with payments of Base Rent during the remaining months of such calendar year. Promptly following receipt of the actual tax bills, Landlord shall notify Tenant of any necessary adjustments to the remaining payments for such calendar year.

b. “Insurance” shall mean any “all risk”, “fire and extended coverage”, or other casualty insurance covering the Project, any comprehensive general liability insurance covering the ownership, maintenance, use and occupancy of the Project, and “rent” or “business interruption” insurance, in such amounts and with such coverage as Landlord deems necessary. On or about January 1 following the Commencement Date and annually thereafter during the Lease Term, Landlord shall deliver to Tenant a statement setting forth the estimated cost for the Insurance for the calendar year then commencing, and the amount thereof in excess of $    *     per square foot of the Project. Tenant shall pay Tenant’s Share of such excess in equal monthly installments with payments of Base Rent during the remaining months of such calendar year. Promptly following receipt of the actual Insurance costs, Landlord shall notify Tenant of any necessary adjustments to the remaining payments for such calendar year.

c. “CAM Charges” shall mean all expenses reasonably incurred by Landlord in the maintenance, repair and operation of the common areas of the Project, including, but not limited to, electrical and security charges, landscaping, planting and lawn care, and all repairs, maintenance and replacement of sidewalks, driveways, and loading and parking areas. CAM charges will also include association dues. On or about the date hereof, and on or about January 1 of each calendar year during the Lease Term, Landlord shall

*	The estimated base 2003 taxes and assessments on a per square foot basis based on annual Cobb County, Georgia building property tax assessment. Landlord will provide copy of tax notice and resulting per square foot calculation when available. The base year for Insurance will also be 2003.

deliver to Tenant a statement setting forth the estimated CAM Charges for the calendar year. Tenant shall pay Tenant’s Share of such estimated CAM Charges in equal monthly installments with payments of Base Rent during the remaining months of such calendar year. At such time as Landlord is able to determine the actual CAM Charges for such calendar year, Landlord shall deliver to Tenant a statement thereof and any adjustment necessary shall be made to Additional Rent payments next coming due under this section, or, if this Lease has terminated, be adjusted as between Landlord and Tenant within thirty (30) days of delivery of such statement. No failure of Landlord to give statements as required by paragraphs 4(a) through 4(c) hereof shall be construed as, or deemed to constitute, a waiver by Landlord of the fight to require payment of Additional Rent as required herein and, until delivery of such statement(s), Tenant shall continue to make all Additional Rent payments in effect for the previous calendar year. CAM Charges are estimated to be $727.65 per month.

5. Utilities. Tenant shall promptly pay the cost of all utility services furnished to the Premises, including, but not limited to, gas, water, electricity, garbage collection and other sanitary services, and any initiation or connection fees for any of the foregoing. Landlord may furnish any utility service to the Premises, and Tenant shall promptly pay Tenant’s Share of the cost of any such utility, plus if the Premises are sub-metered a five percent (5%) administrative charge, to Landlord within ten (10) days of receiving a statement showing any amount due. Landlord may adjust Tenant’s Share for purposes of this paragraph if Landlord determines that Tenant’s use of the Premises justifies a disproportionate allocation of utility cost to Tenant.

6. Security Deposit. Simultaneously with the execution hereof, Tenant shall deliver to Landlord a Security Deposit in the amount of $4,173.06 (“Security Deposit”) which sum may be held by Landlord in a regular business checking account, without any obligation to accrue interest. The Security Deposit shall be held by Landlord as security for performance by Tenant of Tenant’s covenants and obligations under the Lease and the Security Deposit shall not constitute, or be considered, an advance of payment of rent, or a measure of Landlord’s damages in the case of default by Tenant. Without waiving or releasing any liability or obligation of Tenant to perform under the terms of the Lease, Landlord may from time to time without prejudice to or waiving or releasing any of the other remedies, use such deposit to the extent necessary to offset any arrearages of rent or any other damages, injury, expense, or liability incurred by Landlord as a result of any event of default by Tenant. Upon receipt of notice from the Landlord that the Security Deposit or any portion of the Security Deposit has been so applied, Tenant shall pay to Landlord the amount of the Security Deposit so applied in order to restore the Security Deposit to its original amount. Within a reasonable time after termination of the Lease, If Tenant is not then in default under the terms of the Lease, any remaining balance of the Security Deposit shall be returned by Landlord to Tenant.

7. Use. The Premises shall be used by Tenant for bio-safety testing and related purposes and no other. The Premises shall not be used for any illegal purposes, nor shall the Premises be used in violation of any governmental regulation, in any manner which would be deemed an extra-hazardous use by any insurance company insuring the Premises or the Building or would otherwise vitiate or increase the rate of insurance carried by either Landlord or Tenant on the Premises or the Building. Tenant shall not do or permit anything to be done in or about the Premises which would in any way obstruct or interfere with the rights of other tenants of the Building. Tenant hereby agrees to comply with any and all municipal, county, state and federal statutes, regulations, and ordinances, all restrictive covenants to which the Building is subject, and other legal requirements applicable or in any way relating to the use and occupancy of the Premises.

8. Acceptance of Premises. Tenant accepts the Premises in their present condition and as suited for the uses intended by Tenant, subject only to Landlord’s agreement to construct tenant improvements pursuant to Exhibit “D” attached hereto, if any.

9. Alterations by Tenant. Tenant shall make no alterations, additions improvements to the Premises without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall conduct any permitted work in such a manner as not to interfere with the operation of the Building or the business of other tenants and shall, prior to commencement of the work, submit to Landlord copies of all necessary permits. Landlord reserves the right to have final approval of the contractors hired by Tenant All alterations, additions or improvements, whether temporary or permanent in character, made in or upon the Premises, either by Landlord or Tenant, shall be Landlord’s property and at the end of the Lease Term shall remain in or upon the Premises without compensation to Tenant If, however, Landlord shall request in writing, Tenant will, prior to termination of this Lease, remove any and all alterations, additions and improvements placed or Installed by Tenant in the Premises, and will repair any damage caused by such removal.

10. Tenant’s Equipment. Any trade fixtures, equipment and other personal property of Tenant not permanently affixed to the Premises (“Personal Property”) shall remain the property of Tenant. Tenant shall have the right, provided Tenant is not in default hereunder, to remove the same so long as such removal does not adversely affect the operation, of tenant’s business in the Premises. Subject to any lien rights of Landlord, Tenant shall remove all of the Personal Property from the Premises prior to any expiration or any termination of this Lease. Any Personal Property remaining on the Premises after expiration or termination of this Lease shall be deemed abandoned and may be removed and disposed of by Landlord, all costs for which shall be paid by Tenant. Tenant at its sole expense shall Immediately repair any damage occasioned to the Premises by reason of the installation or removal of any Personal Property. Tenant assumes the risk of any and all damage from any casualty whatsoever to, or theft or any other loss of, its improvements to, and the Personal Property within, the Premises.

11. Maintenance and Repair by Landlord

a. Landlord shall, except as provided elsewhere herein and subject to the negligence of Tenant, its agents or employees, make necessary repairs to the foundation, exterior walls (excluding windows, window glass, plate glass and doors) and roof of the Building Tenant shall promptly report to Landlord any defective condition in the Premises known to Tenant which Landlord is required to repair hereunder, and failure to so report shall relieve Landlord of liability for damages to any personal property, fixtures or Tenant improvements located in the Premises resulting from or in connection with such defective condition

b. Landlord shall maintain the common areas of the Project, including parking and landscaped areas.

12. Maintenance and Repair by Tenant. Tenant shall, at its sole expense, repair, maintain and replace as necessary and keep in good, clean and safe condition all portions of the Premises which are not, pursuant to Paragraph 11 hereof, specifically the responsibility of Landlord as set forth herein, including, without limitation, all windows, doors, partitions, and utility and HVAC systems Tenant shall maintain in force at all times a maintenance contract for the HVAC systems in a form and with a contractor acceptable to Landlord. A copy of the maintenance agreement shall be given to Landlord within the first 60 days of Tenant’s occupancy Tenant is responsible for all repairs to the mechanical systems. Provided, however, subject to Tenant maintaining the maintenance contract as set forth herein and further subject to Tenant’s negligence, the maintenance responsibilities of Tenant hereunder as to repair and replacement of HVAC units snail be limited to Seven Hundred Fifty Dollars ($750.00) per Lease Year per HVAC unit. Landlord may, at its option, and without relieving any duty or obligation of Tenant to perform under the Lease, and after appropriate notice to Tenant, perform any duty of Tenant hereunder and Tenant shall pay the cost thereof to Landlord as Additional Rent and shall be subject to any other remedy or right Landlord may have should the failure to perform constitute a default under the Lease. Tenant will not injure the Premises, or commit or allow to be committed any waste therein. Tenant shall repair any damage to the Premises or the Building caused by Tenant or Tenant’s agents, contractors, employees, invitees and visitors Maintenance, repair and additional service requests of Landlord by Tenant will be charged to Tenant at cost plus a ten percent (10%) management fee and an additional ten percent (10%) administrative fee.

13. Mechanic’s Liens. Tenant shall keep the Premises, the Building and the Project free from liens for any work performed, material furnished or obligations incurred by or for Tenant. Upon the filing of any such lien, Tenant will cause such lien to be removed within ten (10) days after filing; if not so removed, Landlord may cause same to be discharged and any amount paid by Landlord shall bear interest at the rate of eighteen percent (18%) per annum from the date of payment by Landlord and shall be payable by Tenant to Landlord upon demand

14. Insurance.

a. Tenant’s Liability Insurance. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord’s property manager, and Tenant, Commercial General Liability Insurance (1986 ISO Form or its equivalent) with a combined single limit, each Occurrence and General Aggregate-per location of at least TWO MILLION DOLLARS ($2,000,000), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant’s use of the Premises, and which shall insure the indemnity provisions contained in this Lease. Not more frequently than once every five (5) years, Landlord may require the limits to be increased if in its reasonable judgment (or that of its mortgagee) the coverage is insufficient.

b. Tenant’s Property Insurance. Tenant shall also carry the equivalent of ISO Special Form Property Insurance on Tenant’s Property for full replacement value and with coinsurance waived. For purposes of this provision, “Tenant’s Property” shall mean Tenant’s personal property and fixtures, and any Non-Standard Improvements to the Premises. Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to the Tenant’s Property, regardless of the cause of the loss or damage.

c. Certificates of Insurance. Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates or other evidence of insurance satisfactory to Landlord. All such policies shall be non-assessable and shall contain language to the extent obtainable that: (i) any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in forfeiture of the insurance, (ii) that the policies are primary and non-contributing with any insurance that Landlord may carry, and (iii) that the policies cannot be canceled, non-renewed, or coverage reduced except after thirty (30) days’ prior notice to Landlord. If Tenant fails to provide Landlord with such certificates or other evidence of insurance coverage, Landlord may obtain such coverage and the cost of such coverage shall be Additional Rent payable by Tenant upon demand.

d. Insurance Policy Requirements. Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder’s ratings of at least A- and a financial rating of at least VI in the most current Best’s Insurance Reports available on the Commencement Date, or if the Best’s ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) name Landlord as an additional insured as its interest may appear [other landlords or tenants may be added as additional insureds in a blanket policy]; (iii) provide that the insurance not be canceled, non-renewed or coverage materially reduced unless thirty (30) days advance notice is given to Landlord; (iv) be primary policies; (v) provide that any loss shall be payable notwithstanding any gross negligence of Landlord or Tenant which might result in a forfeiture thereunder of such insurance or the amount of proceeds payable; (vi) have no deductible exceeding TEN THOUSAND DOLLARS ($10,000), unless approved in writing by Landlord; and (vii) be maintained during the entire Term and any extension terms.

e. Landlord’s Property Insurance. Landlord shall keep the Building, including the improvements (but excluding Tenant’s property), insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance in the amount of the full replacement value of the Building.

f. Mutual Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors,, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Premises or any other casualty, as long as the amount of such injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any Property, General Liability, or other policy of insurance, to the extent such releases or waivers are permitted under applicable law. As respects all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Tenant and Landlord each waive the insurance carriers’ rights of subrogation.

g. Insurance Questionnaire. Tenant understands that Landlord may furnish the Insurance Questionnaire attached hereto as Exhibit “C” and made a part hereof to Landlord’s insurance carrier. Landlord’s execution hereof shall not constitute acknowledgment, approval or the acceptance of responsibility for the materials and conditions stated therein, nor vitiate any of Tenant’s obligations hereunder. Tenant shall promptly notify Landlord of any change to the truth or accuracy of the information contained therein promptly upon learning of same. The operation by Tenant of its business on the Premises other than in accordance with the information contained in the Insurance Questionnaire shall be a default hereunder. If any information contained in the Insurance Questionnaire is or becomes false or inaccurate, or if a use not revealed by Tenant in the Insurance Questionnaire causes Landlord’s insurance costs to increase, Tenant shall be liable to Landlord for any such increase in cost arising from or in connection therewith and shall be deemed to be in default under the Lease.

15. Waiver of Subrogation. All policies of casualty insurance obtained by Landlord or Tenant with respect to the Premises, the Building, or the contents thereof shall contain a waiver by the insurer of all right of subrogation in connection with any loss or damage insured against by such policy. Landlord and Tenant, to the fullest extent permitted by law, each waive all right of recovery against the other for, and agree to hold the other harmless from liability, for all losses or damages to the extent of insurance proceeds actually available or that would have been available (if such policies are not obtained in accordance with the provisions hereof) under policies required hereby. If such waiver of subrogation shall not be obtainable or shall be obtainable only at a premium over that charged without such waiver, the party seeking such waiver shall so notify the other in writing, and the latter party shall have ten (10) days in which either (i) to procure on behalf and at the cost of the notifying party insurance with such waiver from a company or companies reasonably satisfactory to the notifying party or (ii) to agree to pay such additional premium (in each case, in equitable proportions).

16. Casualty. If the Premises are damaged by fire or other casualty or the elements to the extent that, in the judgment of Landlord, the damage cannot be repaired within one hundred twenty (120) days, or if the Building is so damaged that Landlord shall decide to demolish, rebuild or reconstruct the Building, this Lease shall, at the option of Landlord, terminate as of the date of such casualty, and Tenant shall immediately surrender the Premises to Landlord and pay Rent up to the date of such surrender. If this Lease is not so terminated, Landlord shall, within a reasonable time, rebuild or repair the Premises to substantially the same condition in which they existed prior to such damage; provided, however, Landlord’s obligation hereunder shall be limited to the insurance proceeds available, and paid, to Landlord on account of such damage and to improvements initially constructed at Landlord’s cost. Promptly upon completion of Landlord’s repairs, Tenant shall repair and replace all other alterations and improvements installed in the Premises by or for Tenant and the Personal Property of Tenant. After any casualty to the Premises, Tenant shall continue to owe and pay Rent, but, subject to the next succeeding sentence, Rent shall be equitably abated until the earlier of the date possession of the entire reconstructed Premises is restored to Tenant or the Lease terminates. If the Premises or any other portion of the Building is damaged by fire or other casualty resulting from the negligent or willful acts or omissions of Tenant or any of Tenant’s agents, contractors, employees, or invitees, the Rent shall not be so abated. Landlord shall not be liable to Tenant for inconvenience, annoyance, loss of profits, expenses or other type of injury or damage resulting from the repair of any such damage, or any delay in making such repairs, or for the termination of this Lease as herein provided. Landlord may terminate this Lease upon any damage or destruction to the Premises occurring during the final two (2) years of the Lease Term.

17. Condemnation.

a. In the event of a taking of all of the Premises, or such portion thereof as to substantially impair the use thereof in the sole judgement of Landlord, then this Lease shall automatically terminate on, and all Rent payable by Tenant shall be apportioned and paid through, the date of such taking. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such taking.

b. In the event of a partial taking for which this Lease is not terminated, the Rent hereunder shall be equitably reduced, and Landlord shall restore and reconstruct the Premises (to the extent of the improvements initially constructed at Landlord’s cost) to the extent necessary to make it reasonably tenantable, but Landlord shall not be required to spend for such work an amount in excess of the amount received by Landlord for such restoration.

18. Indemnity.

Tenant shall indemnify and hold harmless Landlord and Landlord’s partners, officers, employees and agents from and against any and all liabilities, damages, losses, and expenses (including attorney’s fees) arising in whole or in part by reason of or in connection with:

(i) any injury to or death of persons or damage to property (a) on the Premises, or (b) in any manner arising out of, by reason of or in connection with, the use, non-use or occupancy of the Premises;

(ii) the violation or breach of, or the failure of Tenant to fully and completely observe and satisfy, any term or condition of this Lease; or

(iii) the violation of any law affecting the Premises or the use or occupancy thereof.

This contract provision notwithstanding, Tenant shall in no way be liable to Landlord for any of the foregoing proximately caused by gross negligence or willful malfeasance or misconduct of Landlord.

19. Subletting and Assignment.

a. Tenant shall not assign this Lease or sublet the Premises or any portion thereof without obtaining in each instance the prior written consent of Landlord. Landlord’s consent to Tenant’s request to an assignment or sublease shall not be unreasonably withheld; provided, however, in determining whether or not to give or withhold its approval of any proposed assignee or sublessee hereunder, Landlord shall be entitled to consider, without limitation, the creditworthiness of such proposed assignee or sublessee, the character and/or type of business of such proposed assignee or sublessee, the impact of such assignee or sublessee and its business on the image of the Project, and whether or not such assignee or sublessee will favorably coexist and mix with and not detract from the character and quality of the Project.

b. If Tenant should desire to assign this Lease or sublet the Premises or any part thereof, Tenant shall make prior written request to Landlord, which request shall specify (i) the name and business of the proposed assignee or sublessee, (ii) the size and location of the space affected, (iii) the proposed effective date and duration of the assignment or sublease and (iv) the proposed rental or other consideration to be paid to Tenant by such assignee or sublessee. Landlord shall have a period of thirty (30) days following receipt of such notice within which to notify Tenant of its decision regarding the proposed assignment or sublease. Tenant agrees to reimburse Landlord for Landlord’s reasonable attorney’s fees and costs incurred in connection with the processing and documentation of any request made pursuant to this section.

c. The occupancy of the Premises by any division, subsidiary, affiliate or other related entity of Tenant or by any successor firm of Tenant or by any firm into which or with which Tenant may become merged or consolidated shall not require the prior written consent of Landlord but Tenant shall give to Landlord prior written notice of any such merger or consolidation.

d. Any consent to subletting or assignment shall not be deemed a waiver of Landlord’s right to withhold its consent to any further subletting or assignment. Notwithstanding any permitted subletting or assignment, Tenant shall remain obligated to Landlord to discharge all the obligations of Tenant herein contained and Landlord shall be afforded all remedies provided hereunder in the event of an uncured default by Tenant In the event of any permitted assignment of the Lease or any permitted subletting of the Premises by Tenant, in addition to Tenant’s other obligations hereunder, Tenant shall pay to Landlord the excess, if any, of (i) the rentals and all other charges or consideration of any nature actually received by Tenant from Tenant’s assignee or subtenant under the terms and provisions of such assignment or sublease or in any manner connected therewith at the time such rentals and other charges are paid thereunder, over (ii) the total Rent paid by Tenant to Landlord hereunder, pro-rated based upon the number of square feet assigned or subleased, in the case of an assignment or a sublease of a portion, but not all, of the Premises

20. Subordination.

a. This Lease is, and shall be, subordinate to any mortgage or deed to secure debt (“Mortgage”) which might now or hereafter constitute a lien upon the Building or the Project. This provision shall be self-operative, and shall not require any further documentation to evidence or effectuate this subordination. Upon request by Landlord or the holder of any Mortgage, Tenant shall execute such documentation as maybe requested to evidence the foregoing subordination and, failing to do so within ten (10) days after request therefor, does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead so to do. Notwithstanding the foregoing, however, any holder of a Mortgage may elect that this Lease shall be superior to its Mortgage, and upon written notification of such election this Lease shall automatically be superior to said Mortgage whether this lease is dated prior to or subsequent to the date of the Mortgage.

b. Upon any assignment of this Lease by Landlord, or upon a foreclosure of any Mortgage or sale in lieu of foreclosure and at the election of the purchaser at such foreclosure sale or sale in lieu of foreclosure, Tenant shall be bound to said assignee or any such purchaser under all of the terms, covenants and conditions of this Lease for the balance of the Lease Term Tenant hereby attorns to such succeeding party as its landlord under this Lease, and agrees to execute all instruments required by such purchaser affirming such attornment.

21. Defaults. Tenant shall be in default under this Lease upon the occurrence of any one or more of the following events or occurrences, each of which shall be deemed to be a material default:

(i) Tenant fails to pay the full amount of Rent or any other sum due hereunder punctually on the due date thereof.

(ii) Tenant fails to fully and punctually observe or perform any of the terms, conditions or covenants of this Lease, which failure is not cured within five (5) days after written demand by Landlord; provided, that if such failure is impossible to cure within such five-day period and Tenant is diligently pursuing such cure, Tenant shall have an additional period, as determined by Landlord in its reasonable discretion, not to exceed thirty (30) days to cure such failure.

(iii) Tenant fails to take possession or occupancy of, or deserts or abandons the Premises or the Premises become vacant.

(iv) Any representation, statement, or warranty made by Tenant, in this Lease, or in any information sheet or document furnished by Tenant or any guarantor hereof with respect to the net worth, liabilities, assets, or financial condition of Tenant or any guarantor hereof, or any other matter, shall be or prove to be untrue or misleading.

(v) The filing or execution or occurrence of: (aa) a petition by or against Tenant or any guarantor hereof in bankruptcy or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy or insolvency statute or law, (bb) adjudication of Tenant or any guarantor hereof as a bankrupt or insolvent, or insolvency in the bankruptcy or equity sense, (cc) an assignment by Tenant or any guarantor hereof for the benefit of creditors, (dd) a petition or proceeding by or against Tenant or any guarantor hereof for, or the appointment of a trustee, receiver, guardian, conservator or liquidator with respect to any portion of Tenant’s or guarantor’s property, (ee) any levy, execution or attachment against Tenant or any guarantor hereof, or (ff) any transfer or passage of any interest of Tenant under this Lease by operation of law.

(vi) Tenant falls to fully and punctually observe or perform any of the terms, conditions or covenants of this Lease, for which Tenant has already received a written notice and effected cure within the preceding six months.

22. Remedies.

a. Upon occurrence of any one or more of the aforesaid events of default, Landlord shall have the option to pursue any one or more of the following remedies without any demand or notice whatsoever (except as expressly provided in this Lease):

(i) Terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination, and Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Premises to Landlord on the date specified in such notice.

(ii) Terminate this Lease as provided in subparagraph (a) (i) hereof and recover from tenant all obligations arising up to the date of such termination and all damages Landlord may incur by reason of Tenant’s default, including, without limitation, a sum which, at the date of such termination represents the present value (discounted at a rate equal to the greater of eight percent (8%) per annum or the then applicable rate of interest as specified in the financing outstanding on the Project) of the excess, if any, of (aa) the Rent and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the date hereinbefore set for the expiration of the full term hereby granted, over (bb) the aggregate reasonable rental value of the Premises for the same period, all of which present value of such excess sum shall be deemed immediately due and payable; provided, however, that such sum shall not be deemed a penalty or forfeiture, actual damages being difficult or impossible to measure, and such sum represents the parties’ reasonable best estimate of the damages which would be incurred by Landlord in the event of a breach by Tenant

(iii) Without terminating this Lease, declare immediately due and payable all Rent and other amounts due and coming due under this Lease for the entire remaining Term hereof, together with all other amounts previously due, at once, which total amount shall be discounted to the present value (at a rate equal to the greater of eight percent (8%) per annum or the then applicable rate of interest specified in the financing outstanding on the Project); provided, however, that such payment shall not be deemed a penalty or liquidated damages but shall merely constitute payment in advance for Rent for the remainder of said Term. Upon making such payment, Tenant shall be entitled to receive from Landlord all rents received by Landlord from other assignees, tenants, and subtenants on account of said Premises during the Term of this Lease provided that the monies to which Tenant shall so become entitled shall in no event exceed the entire amount actually paid by Tenant to Landlord pursuant to the preceding sentence less all costs. Including refurbishing the Premises and new lease commissions, expenses and attorney’s fees of Landlord incurred in connection with the reletting of the Premises.

(iv) Without terminating this Lease, and with or without notice to Tenant, Landlord may in Landlord’s own name, but as agent for Tenant, enter into and upon and take possession of the Premises or any part thereof, and, at Landlord’s option, remove persons and property therefrom, and such property, if any, may be removed and stored in a warehouse or elsewhere at the cost of, and for the account of, Tenant, all without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby, and Landlord may rent the Premises or any portion thereof as the agent of Tenant with or without advertisement, and by private negotiations and for any term upon such terms and conditions as Landlord may deem necessary or desirable in order to relet the Premises. Landlord shall in no way be responsible or liable for any part thereof, or for any failure to collect any rent due upon such reletting Upon each such reletting all rentals received by Landlord from such reletting shall be applied:

first, to the payment of any indebtedness (other than any Rent due hereunder) from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including without limitation, brokerage fees and attorneys’ fees and costs of alterations and repairs; third, to the payment of Rent and other charges then due and unpaid hereunder; and the residue, if any, shall be held by Landlord to the extent and for application in payment of future Rent as the same may become due and payable hereunder. If the rentals received from such reletting shall at any time or from time to time be less than sufficient to pay to Landlord the entire sums then due from Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall, at Landlord’s option, be calculated and paid monthly.

(v) Without liability to Tenant or any other party and without constituting a constructive or actual eviction, suspend or discontinue furnishing or rendering to Tenant any property, material, labor, utilities or other service, which Landlord is obligated to furnish or render, so long as Tenant is in default under this Lease.

(vi) Pursue such other remedies as are available at law or in equity.

b. Landlord’s pursuit of any remedy or remedies, including, without limitation, any one or more of the remedies stated in the foregoing subparagraph (a), shall not (i) constitute an election of remedies provided in this Lease or any other remedy or remedies provided by law or in equity, separately or concurrently or in any combination; or (ii) serve as the basis for any claim of actual or constructive eviction, or allow Tenant to withhold any payments under this Lease.

c. No termination of this Lease prior to the normal expiration thereof, by lapse of time or otherwise, shall affect Landlord’s right to collect Rent for the period prior to termination thereof. No surrender of the Premises or any part thereof by delivery of keys or otherwise shall operate to terminate this Lease unless and until expressly accepted in writing by an authorized officer of Landlord.

d. The foregoing provisions shall apply to any renewal or extension of this Lease.

23. Notice to Mortgagee. Prior to the exercise by Tenant of any remedy afforded for Landlord’s default hereunder, Tenant shall give the holder of any Mortgage written notification of such default by Landlord and thirty (30) days within which to cure the same; provided, Tenant’s obligation hereunder is limited to those Mortgage holders of which it has received written notice.

24. Hazardous Substances. Tenant represents and warrants that it will not, on or about the Premises, make, store, use, treat, transport or dispose of any hazardous or toxic waste, contaminants, oil, radioactive or other materials the removal of which is required or the maintenance of which is prohibited, regulated (unless such regulations are adhered to and Landlord is notified thereof) or penalized by any local, state or federal agency, authority or governmental unit.

25. Signage. Tenant shall not install or maintain any signs visible from outside the Premises except in accordance with the Rules and Regulations. Tenant shall be responsible to Landlord for any damage caused by the installation, use or removal of any sign.

26. Attorney’s Fees. In the event that litigation results from an attempt by either party hereto to enforce its rights under this Lease, the prevailing party in such litigation shall be entitled to reimbursement by the non-prevailing party for any and all reasonable attorney’s fees, and expenses incurred in connection with such enforcement. Provided, further, in the event that Landlord utilizes services of an attorney to collect rent due and payable hereunder Landlord shall further be entitled to collect from Tenant fifteen percent (15%) of the Rent so collected as attorney’s fees. Additionally, Tenant agrees to reimburse Landlord for any and all reasonable costs and expenses (including attorneys’fees) which Landlord may incur or pay in connection with negotiations in which Landlord shall become involved through or on account of the Lease or in connection with any request by Tenant for review or approval by Landlord, provided, however, that this obligation shall not apply to any negotiations between Landlord and Tenant respecting this agreement or any renewals thereof.

27. Time of Essence. Time is of the essence of this Lease.

28. Landlord and Tenant Relationship. This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; and Tenant has only a usufruct not subject to levy and sale.

29. Sale by Landlord. In the event of any sale, conveyance, transfer or assignment by Landlord of its interest in and to the Premises, all obligations and liabilities under this Lease of the party so selling, conveying, transferring or assigning the Premises arising after the data of such disposition shall terminate. Tenant shall thereafter look only and solely to the party to whom or which the Premises were sold, conveyed, transferred, or assigned for performance of all of Landlord’s duties and obligations under this Lease, including the return of any Security Deposit.

30. Surrender of the Premises. At the termination of this Lease, Tenant shall surrender the Premises and keys thereof to Landlord in at least as good a condition as on the Commencement Date, excepting only ordinary wear and tear and damage arising from any cause not required to be repaired by Tenant.

31. Parties. “Landlord” as used in this Lease shall include Landlord’s assigns and successors in title to the Premises. “Tenant” shall include Tenant and, if this Lease shall be validly assigned or the Premises sublet, shall include such assignee or subtenant, it successors and permitted assigns. “Landlord” and “Tenant” shall include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

32. Estoppel Certificate. At any time and from time to time, Tenant, within ten (10) days of written request therefore, shall execute, acknowledge and deliver to Landlord a certificate evidencing whether or not (i) this Lease is in full force and effect; (ii) this Lease has been amended in any way; (iii) there are any existing defaults on the part of Landlord hereunder, to the knowledge of Tenant, and specifying the nature of such defaults, if any; (iv) the date to which Rent and other amounts due hereunder, if any, have been paid; and (v) such other matters requested by Landlord. Each certificate delivered pursuant to this paragraph may be relied on by any prospective purchaser of the Building or transferee of Landlord’s interest hereunder or by any holder or prospective holder of any mortgage instrument or deed to secure debt now or hereafter encumbering the Building. Tenant’s failure to deliver such statement, in addition to being a default hereunder, shall be deemed to establish conclusively that this Lease is in full force and effect except as declared by Landlord, that Landlord is not in default of any of its obligations under this Lease, and that Landlord has not received more than one month’s rent in advance.

33. Relocation. If the Premises have a rentable area of less than 25% of the Building floor area, at Landlord’s option, to be exercised by notice to ‘Tenant specifying the date of relocation, Landlord may designate any other space in the Building or the Project to be occupied by Tenant in lieu of the Premises, provided that said other space is of substantially equal size and area. Landlord shall be responsible for the reasonable costs and expenses related to Tenant’s move as well as the expense of any renovation or alterations necessary to make the new space substantially conform to layout and appointment with the original Premises.

34. Successors and Assigns. The provisions of this Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors, heirs, legal representatives and assigns, subject, however, in the case of Tenant, to the restrictions on assignment and subletting contained in this Lease.

35. Rules and Regulations. Tenant accepts the Premises subject to and hereby agrees with Landlord to abide by the Rules and Regulations attached to this Lease and incorporated herein by reference, together with such additional Rules and Regulations or amendments thereto as may hereafter from time to time be reasonably established by Landlord, and such additions or amendments shall be binding on Tenant upon receipt of same by Tenant.

36. Right of Entry. Landlord shall have the right, but not the obligation, to enter the Premises at reasonable hours to exhibit same to prospective purchasers or tenants; to inspect the Premises to see that Tenant is complying with all Tenant’s obligations hereunder; to make repairs required of Landlord under the terms of this Lease or repairs or modifications to any adjoining space; and for any other reasonable purpose.

37. Notices. Any notice required or permitted to be given hereunder shall be in writing and either personally delivered, sent by U.S. Certified or Registered Mail, return receipt requested, postage prepaid, or sent by Federal Express, or any similar service, to the party being given such notice at the following addresses:

LANDLORD:	Highwoods Ready Limited Partnership
2200 Century Parkway, Suite 800
Atlanta, Georgia 30345
Attn: Edna Kilgore

With a copy to:	Weiss & Glacoma, P.C.
2987 Clairmont Road, N E., Suite 340
Atlanta, Georgia 30329
Attn: Kenneth M. Weiss

TENANT:	AppTec Laboratory Services, Inc.
1279 Kennestone Circle, Suite 300
Kennesaw, Georgia 30066

With a copy to:	AppTec Laboratory Services, Inc.
2540 Executive Drive
St. Paul, Minnesota 55120
Attn: William D. Smith

The time period in which a response to any notice, demand or request must be given, if any, shall commence to run from the date of receipt of the notice, demand or request by the addressee thereof Rejection or failure to claim delivery of any such notice, demand or request, or the inability to deliver because of changed address of which no notice was given, shall be deemed to be receipt of the notice, demand or request as of the date of deposit in the United States Mail or the date of attempted personal delivery, as the case may be. By giving at least thirty (30) days written notice thereof, any party shall have the right from time to time and at any time to change their respective addresses.

38. Holding Over. If Tenant remains in possession of the Premises after expiration of the Lease Term, without Landlord’s acquiescence and without any distinct agreement of the parties. Tenant shall be a tenant on a month to month basis at a rental rate equal to two times the rate in effect at the end of this Lease (in addition to all Additional Rent). There shall be no renewal of the Lease by operation of law.

39. Miscellaneous. This Lease contains the entire agreement of Landlord and Tenant and no representations or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Landlord’s right to exercise any right hereunder or demand exact compliance with the terms hereof if any clause or provision of this Lease is illegal, invalid or unenforceable under applicable present or future laws or regulations effective during the term of this Lease, the remainder of this Lease shall not be affected. In lieu of each clause or provision of this Lease which is illegal, invalid or unenforceable. there shall be added as a part of this Lease a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable This Lease shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Georgia. Neither this Lease, nor any memorandum of this Lease or reference hereto, shall be recorded by Tenant without Landlord’s consent endorsed thereon. Landlord shall be excused from the performance of any of its obligations under this Lease for the period of any delay resulting from any cause beyond its control, including, without limitation, all labor disputes, governmental regulations or controls, fires or other casualties, inability to obtain any material or services or acts of God.

40 Disclaimer. Tenant has made its own independent inspection and review of the premises and the terms and conditions of this Lease and acknowledges and agrees that Tenant has not, in any way, relied upon any brochure, literature, representation, guaranty or warranty (whether express or implied, oral or written) made by Landlord or any agent or representative or employee or attorney on behalf of Landlord in connection with any aspect of the Leased Premises or the Project or the terms and conditions of the Lease.

41 Quiet Enjoyment. If Tenant promptly and punctually complies with each of its obligations hereunder, Tenant shall have and enjoy peacefully the possession of the Premises during the Term hereof, provided that no action of Landlord or other tenants working in other space in the Building, or in repairing or restoring other space in the Building, shall be deemed a breach of this covenant, or give to Tenant any right to modify this Lease either as to term, rent payables or other obligations to be performed.

42 Special Stipulations. In the event any Special Stipulations are attached to this Lease the terms thereof shall control in the event of a conflict between the provisions of this Lease and the provisions thereof

[SIGNATURES ON FOLLOWING PAGE]

LIMITATION OF LIABILITY. LANDLORD’S OBLIGATIONS AND LIABILITY TO TENANT WITH RESPECT TO THIS LEASE SHALL BE LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT, AND NEITHER LANDLORD, NOR ANY JOINT VENTURER, PARTNER, OFFICER, DIRECTOR OR SHAREHOLDER OF LANDLORD OR ANY OF THE JOINT VENTURERS OF LANDLORD SHALL HAVE ANY PERSONAL. LIABILITY WHATSOEVER WITH RESPECT TO THIS LEASE,

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed, under seal, in their respective names and on their behalf by their duly authorized officials, the day and year indicated below

“LANDLORD”

HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership

By:	Highwoods Properties, Inc. general partner

By:	/s/ Gene Anderson
Gene Anderson, Sr. Vice President

27 Feb 03
Date Executed by Landlord
(CORPORATE SEAL)
“TENANT”
APPTEC LABORATORY SERVICES, INC, a Delaware corporation

By:	/s/ William D. Smith
Print Name:	William D. Smith
Title:	CFO

Attest:	/s/ James R. Johnson
Print Name:	James R. Johnson
Its:	Controller

2/17/2003
Date Executed by Tenant

(CORPORATE SEAL)

RULES AND REGULATIONS

Sign Display. Tenant will provide its own signage for the Premises Such signage will be coordinated throughout the park for uniformity and attractiveness No sign, tag, label, picture, advertisement or notice shall be displayed, distributed, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Building or of the Premises without the prior written consent of Landlord All permitted signage shall be maintained in compliance with applicable governmental rules and regulations, and all restrictive covenants, governing such signs. Tenant shall be responsible for any damage caused by the installation, use or removal of any sign. Landlord may require Tenant to remove all signage at the termination of the Lease and to repair any damage occasioned by such removal.

Drives and Parking Areas. All parking shall be within the property boundaries and within marked parking spaces. There shall be no on-street parking and at no time shall any Tenant obstruct drives and loading areas intended for the use of all Tenants. The drives and parking areas are for the joint and nonexclusive use of Landlord’s tenants, and their agents, customers and invitees, unless specifically marked. In the event Tenant, its agents, customers, and/or invitees use a disproportionate portion of the parking, Landlord shall have the right to restrict Tenant, its agents, customers and/or invitees to certain parking areas. Tenant shall not permit any fleet trucks to park overnight in the Building’s parking areas.

Storage and Loading Areas. Unless specifically approved by Landlord in writing, no materials, supplies or equipment shall be stored anywhere except inside the Premises. In no event shall Tenant cause or allow any outside storage of trash, refuse or debris, whether in the area of the dumpster or otherwise.

Locks. No additional locks shall be placed on the doors of the Premises by Tenant nor shall any existing locks be changed unless Landlord is immediately furnished with two keys thereto. Landlord will, without charge, furnish Tenant with two keys for each lock on the entrance doors when Tenant assumes possession, with the understanding that at the termination or expiration of the term of the Lease the keys shall be returned

Contractors and Service Maintenance. Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service on or to the Premises for Tenant to Landlord for its approval and supervision before performance of any service. This provision shall apply to all work performed in the Building, including, but not limited to, installation of electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building

Lodging No Tenant shall at any time occupy any part of the Building as sleeping or lodging quarters.

Regulation of Operation and Use. Tenant shall not place, install or operate on the Premises or in any part of Building, any engine, stove or machinery, or conduct mechanical operations or cook thereon or therein, or place or use in or about the Premises any explosives, gasoline, kerosene, oil, acids, caustics or any other flammable, explosive or hazardous material without the prior written consent of Landlord.

Window Coverings. Windows facing the Building exterior shall at all times be wholly clear and uncovered (except for such blinds or curtains or other window coverings Landlord may provide or approve) so that a full unobstructed view of the interior of the Premises may be had from outside the Building.

Modifications. Landlord shall have the right from time to time to modify, add to or delete any of these Rules and Regulations at Landlord’s sole discretion.

SPECIAL STIPULATIONS

A.	RENTAL SCHEDULE

The minimum base rent for the Term shall be the product of (i) the number of rentable square feet of the Premises, as it may be expanded from time to time, and (ii) the applicable square foot rate set forth in the rent schedule set forth below (the “Base Rent”). For the initial Lease Year of the Term, and subject to the specific provisions hereof regarding months 1 through 4 of the first Lease Year, Base Rent shall be payable, in advance, in equal (subject to proration for any partial calendar month, which shall be at the full rate of $6.20 per rentable square foot) monthly installments, at the per annum rate of $6.20 per rentable square foot of the Premises (Three Thousand Eight Hundred Fifty-Five and 88/100 Dollars [$3,855.88] per month), assuming a full calendar month and that the Premises have 7,463 rentable square feet, and thereafter shall be increased pursuant to the rent schedule below.

Rent Schedule. During the initial term of the Lease, the monthly Base Rent shall be paid in accordance with Section 3 and pursuant to the following payment schedule:

LEASE YEAR	PER RENTABLE SQ. FT.	MONTHLY RENT	ANNUAL RENT
First Lease Year (Months 1-4)	$3.10	$1,927.94	$38,558.84
(Months 5-12)	$6.20	$3,855.88
Second Lease Year	$6.32	$3,930.51	$47,166.16
Third Lease Year	$6.45	$4,011.36	$48,136.35
Fourth Lease Year	$6.58	$4,092.21	$49,106.54
Fifth Lease Year	$6.71	$4,173.06	$50,076.73

The above rent schedule does not include Taxes and Assessments, Insurance or CAM Charges pass through adjustments to be computed annually in accordance with Section 4 and assumes the Premises have 7,463 rentable square feet.

B	AS-IS CONDITION

Except for the items detailed on Exhibit “D” attached hereto, Tenant agrees to accept the leased premises in an “as-is” condition Landlord agrees that the HVAC, doors, electrical and plumbing fixtures will be in a satisfactory working condition at the time of occupancy and warrants their condition for ninety (90) days.

C	DISCLOSURE STATEMENT

Real Estate Brokers and Agents. Tenant warrants and represents that Tenant has had no dealings with any real estate broker or agent, other than Highwoods Properties, Inc., in connection with the negotiation or execution of this Lease. Tenant agrees to Indemnify and hold Landlord harmless from and against any and all cost, expense or liability for commissions or other compensation or fees claimed by any other broker or agent acting or claiming to act for Tenant with respect to this Lease

D	STORAGE, USE, AND REMOVAL OF HAZARDOUS MATERIAL AND INFECTIOUS WASTE

1

General Use. Tenant shall not receive, store or otherwise handle within the Premises or the Project, any “Hazardous Material” or “Infectious Waste” except as same may be necessary or incident to Tenant’s use of the Premises as a bio-safety testing facility. For purposes of this Lease, (i) “Hazardous Material” means polychlorinated biphenyls, petroleum, flammable explosives, radioactive materials, asbestos, and any hazardous, toxic or dangerous waste, substance or material defined as such (or for purposes of) in the applicable” “Environmental Laws” or listed as such by the Environmental

Protection Agency; (ii) “Infectious Waste” means a solid waste capable of producing an Infectious disease including without limitation all bulk blood, blood products; cultures of specimens from medical, pathological, pharmaceutical, research, commercial and industrial laboratories; human tissues, organs, body parts, secretions, blood and body fluids removed during surgery or treatment; the carcasses and body parts of all animals exposed to pathogens in research, used in the vivo testing of pharmaceuticals or that died of known or suspected infectious disease; needles, syringes, bandages, medical instruments, tissues, containers, receptacles, swabs, scalpel blades, etc; any and all potentially, possibly, or actually contaminated, hazardous, diseased, infected or infectious material, substance, or thing; (iii) “Environmental Laws” means any applicable current or future governmental law, regulation or ruling applicable to environmental conditions on, under or about, the Premises including, without limitation, federal, state or local solid waste disposal rules, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, The Hazardous Material Transportation Act, the Resource Conservation and Recovery Act, as amended, The Toxic Substances Control Act, as amended, The Water Pollution Control Act, as amended, or any other applicable federal, state or local laws, regulations, or ordinances.

2	Compliance With Laws. Tenant shall cause the Premises to comply with applicable Environmental Laws. Tenant shall at its own cost and expense be responsible for obtaining and maintaining all licenses and permits necessary in connection with its use of the Premises. In addition, Tenant shall furnish Landlord with a copy of any and all citations, orders, reports, subpoenas or requests regarding the Premises from any federal, state, or local governmental authority and a copy of any and all information, documents, or reports submitted to any federal, state or local governmental authority by or on behalf of Tenant regarding the Premises. All notices and reports shall be furnished to Landlord as soon as practical, and in no event later than five (5) days after Tenant’s receipt of such notice or the occurrence of the event which triggers the reporting obligation Nothing in the Lease shall lessen any duty imposed on Tenant by federal, state or local laws, regulations, rules, or ordinances

3

Disposal of Hazardous Material or Infectious Waste. It shall be Tenant’s responsibility to see that any Hazardous Material and/or Infectious Waste which Tenant elects to dispose of or is required to dispose of, is (i) temporarily stored on the Premises in a manner consistent with all Environmental Laws and (ii) removed and handled by an individual or firm licensed, in the case of Hazardous Material, to dispose of such material. Tenant must Inform Landlord of the names of all individuals or firms which Tenant hires to remove and/or dispose of Hazardous Material and/or Infectious Waste. Tenant will further provide such evidence as is necessary to prove to Landlord that such individuals or firms are in fact qualified and, if necessary, licensed, to provide such a service to Tenant. Tenant shall be responsible for paying all costs and expenses associated with such removal. If Tenant falls to dispose of such Hazardous Material and/or Infectious Waste as required by this Lease, Landlord may, but shall not be obligated to, dispose of or contract for the disposal of such items and Tenant shall be responsible for the resulting costs of such disposal, plus a service charge to be charged by Landlord equal to 100% of the cost of such disposal. Neither Tenant nor its agents, representatives, independent contractors, contractor’s agents, employees, licensees, visitors or invitees shall cause any Hazardous Material or Infectious Waste to be disposed on, under or about the Project or surrounding property. Tenant or Tenant’s agents, representatives, independent contractors, contractor’s agents, employees, licensees, visitors or invitees shall not place any Hazardous Material or infectious Waste in any trash dumpster or other garbage collection bin provided by Tenant or Landlord for the disposal of Non-infectious Waste and Non-Hazardous Material Nothing contained herein shall be deemed to Impose an obligation on Landlord to see that Tenant properly disposes of Hazardous Material or Infectious Waste stored or generated on the Premises. Tenant’s advice to Landlord and/or Landlord’s approval of a firm or individual selected by Tenant to remove such Hazardous

Material or Infectious Waste shall not be deemed to constitute acceptance by Landlord of the adequacy of the services of such individual or firm nor shall Landlord be responsible for such Individual’s or firm’s performance of such services.

4.	Off Premises Testing of Samples In the event Tenant requires any off-Premises testing of blood, tissue or other medical samples (“Samples”) which Samples are picked up by such testing laboratory or other delivery service, such Samples shall be picked up from the Premises, or from a depository box (“Depository”) specifically designated by Tenant for such purpose within the Premises, however nothing herein shall require Landlord to make available or maintain such a Depository. Access to the Depository shall be restricted to those persons who are authorized by Tenant to remove Samples from the Depository. Landlord shall in no manner be responsible for Samples left anywhere in the Project including, without limitation, Samples left in the Depository, unless such Samples were left in the Depository by Landlord, its contractors or employees Furthermore, Tenant hereby agrees to indemnify and hold Landlord harmless from and against any loss, claim, damage, cost or expense including; without limitation, reasonable attorney’s fees, which may be incurred as the result of the existence of the Samples or the Samples being left in the common area or any other area of the Center including, without limitation, the Depository, or any other matter arising or resulting from the Samples.

5	Liability and Indemnification. Landlord shall have no liability to Tenant or any other party for, and Tenant shall indemnify, defend with counsel acceptable to Landlord, and hold Landlord harmless from any and all claims, damages, fines, penalties, losses, judgments, costs and liabilities arising out of or relating to Hazardous Material and infectious Waste which was transported to or used, stored or disposed of on, under or about the Premises by Tenant, its employees, agents, contractors, licensees or invitees, regardless of whether Landlord consented to, approved of, or had notice of the activities giving rise to such liabilities. The provision of this paragraph shall survive the expiration or termination of this Lease.

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE made this 4th day of April 2005, by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership, d/b/a Highwoods Properties, hereinafter referred to as “Landlord,” and APPTEC LABORATORY SERVICES, INC., a Delaware corporation, hereinafter referred to as ‘Tenant”

W I T N E S S E T H :

WHEREAS, the parties hereto made and entered into a Lease Agreement dated February 28, 2003, (“Lease”), for premises located at 1279 Kennestone Circle, Suite 300, Marietta, Georgia 30066 being approximately 7,463 rentable square feet of office/warehouse space (“Premises”)

WHEREAS, the parties wish to modify the Lease as hereinafter provided

NOW, THEREFORE, in consideration of the exchange of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Lease shall be amended as follows:

1	EXPANSION PREMISES

a) Effective upon April 1, 2005 (the “Expansion Premises Commencement Date”), the Premises shall be expanded to include 1279 Kennestone Circle, Suite 200, Marietta, Georgia 30066, comprising 3,100 rentable square feet (the “Expansion Premises”), Effective upon the Expansion Premises Commencement Date, the terms of the Lease shall apply to the Expansion Premises as well as the Premises and any reference to the Premises in the Lease shall be deemed to refer to both the Expansion Premises and the Premises. As of the Expansion Premises Commencement Date, the total rentable square footage of the Premises shall be 10,563 rentable square feet and Tenant’s Share shall be 12.78%.

b) It is acknowledged that another tenant is presently in possession of the Expansion Premises and in the event that Landlord, in good faith, is not able to obtain possession thereof in a timely fashion so as to be able to deliver the Expansion Premises to Tenant on the Expansion Premises Commencement Date then, and in such event, the Expansion Premises Commencement Date shall be deferred until that date on which Landlord does so deliver the Expansion Premises to Tenant. In such event, the “Conditionally Waived Rent,” as hereinafter defined, shall commence on such date and continue for one (1) month (with a proration of Rent if such date is not the first day of the month) and the rental period of May 1, 2005 through April 30, 2006 shall be shortened by the number of days equal to such deferral so that all other periods, and the Expiration Date, remain as set forth below. Provided, further, in the event that the Landlord is not able to obtain possession of the Expansion Premises on or before April 30, 2005 (it being acknowledged that the cased opening required by Paragraph 4 hereof may be installed subsequent thereto), then, and in such event, this First Amendment shall automatically terminate and be of no further force or effect and neither Landlord nor Tenant shall have any obligations or liabilities with respect to same.

2	TERM

The Term for the Expansion Premises shall commence on the Expansion Premises Commencement Date and expire, so as to be coterminous with that of the Premises, on April 30, 2008

3	BASE RENT

a) The Base Rent for the Expansion Premises shall be paid (in addition to Additional Rent with respect thereto) pursuant to the Lease beginning on the Expansion Premises Commencement Date according to the schedule below:

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Beginning on April 1, 2005 through April 30, 2005 no Base Rent shall be payable, subject to the “Conditionally Waived Rent,” as hereinafter defined, provisions hereof, but Tenant shall be obligated to pay all Additional Rent

Beginning May 1, 2005 through April 30, 2006, the monthly sum of One Thousand Nine Hundred Thirty Seven and 50/100 Dollars ($1,937.50) for a total annual Base Rent of Twenty Three Thousand Two Hundred Fifty and 00/100 Dollars ($23,250.00).

Beginning May 1, 2006 through April 30, 2007, the monthly sum of One Thousand Nine Hundred Seventy Six and 25/100 Dollars ($1,976.25) for a total annual Base Rent of Twenty Three Thousand Seven Hundred Fifteen and 00/100 Dollars ($23,715.00)

Beginning May 1, 2007 through April 30, 2008, the monthly sum of two Thousand Thirty Five and 67/100 Dollars ($2,035.67) for a total annual Base Rent of Twenty Four Thousand Four Hundred Twenty Eight and 00/100 Dollars ($24,428.00)

b) Provided, however, it is acknowledged and agreed that Landlord is agreeing, with respect to the period April 1, 2005 through April 30, 2005 (or a revised monthly period, if the Expansion Premises Commencement Date is deferred), to accept a reduced Base Rent and that the normal and customary Base Rent for such period would have been One Thousand Nine Hundred Thirty Seven and 50/100 Dollars ($1,937.50) but for such agreement Accordingly, Landlord has agreed to conditionally waive receipt of $1,937.50 (the “Conditionally Waived Rent”) subject to Tenant’s compliance with all terms and provisions of this Lease in the event of any default by Tenant under this Lease, not cured within any relevant grace or cute period, all of the Conditionally Waived Rent may then, at Landlord’s option exercised by written notice to Tenant, become immediately due and payable Upon expiration of this Lease, without any such uncured default and acceleration, the Conditionally Waived Rent shall be permanently forgiven.

4	IMPROVEMENTS

(a) Landlord shall create a cased opening to provide access from Suite 200 to Suite 300 at the Landlord’s expense

(b) It is acknowledged and agreed that Tenant is in possession of Suite 300 and that Landlord shall create the cased opening white Tenant retains possession of, and continues to operate from, Suite 300 Landlord will make reasonable efforts not to unreasonably interfere with Tenant’s use of Suite 300 during the completion of Landlord’s work within the Premises, but Tenant acknowledges that there shall be some such interference and same shall not be deemed a default by Landlord under the Lease

5	CAPITALIZED TERMS

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease

6	RATIFICATION

The terms and provisions of the Lease are hereby restated, ratified and confirmed and the Lease, as modified hereby, shall remain in full force and effect and be binding upon, and inure to the benefit of, the parties hereto, their respective heirs, legal representatives, successors and assigns (restricted as provided by the Lease) and anyone claiming by, through or under any of them

[SIGNATURES ON FOLLOWING PAGE]

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7,	EXCULPATION

LANDLORD’S OBLIGATIONS AND LIABILITY TO TENANT WITH RESPECT TO THIS LEASE SHALL BE LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT, AND NEITHER LANDLORD, NOR ANY JOINT VENTURER, PARTNER, OFFICER, DIRECTOR OR SHAREHOLDER OF LANDLORD OR ANY OF THE JOINT VENTURERS OF LANDLORD SHALL HAVE ANY PERSONAL LIABILITY WHATSOEVER WITH RESPECT TO THIS LEASE,

IN WITNESS WHEREOF, the parties herein have hereto set their hands and seals, the day and year first above written.

“LANDLORD”

HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership
By:	Highwoods Properties, Inc , general partner
By:	/s/ Gene Anderson
Gene Anderson, Sr Vice President
(CORPORATE SEAL)
4.4.05
Date Executed by Landlord

“TENANT”

APPTEC LABORATORY SERVICES, INC., a Delaware corporation

By:	/s/ William D. Smith
Print name:	William D. Smith
Title:	Executive Vice President

Attest:	/s/ James R. Johnson
Print name:	James R. Johnson
Title:	Controller

No Corporate Seal (CORPORATE SEAL)

Date Executed by Tenant

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SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made as of April 30, 2008 (the “Amendment Date”) by and between ALPHA EXCHANGE, LLC, a Georgia limited liability company (successor in interest to Highwoods Realty Limited Partnership) (“Landlord”) and WUXI APPTEC, INC., a Delaware corporation (f/k/a Apptec Laboratory Services, Inc, a Delaware corporation) (“Tenant”).

RECITALS

Landlord and Tenant have previously entered into that certain Lease Agreement dated February 28, 2003, as amended by that First Amendment to Lease by and between Landlord and Tenant, dated April 4, 2005 (collectively, the “Lease”) for the lease of premises located at 1279 Kennestone Circle, Suites 200-300, Marietta, Georgia 30066 being approximately 10,563 rentable square feet of office/warehouse space (the “Premises”).

Landlord and Tenant hereby desire to amend the Lease as more particularly set forth below.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Recitals. The foregoing Recitals are true and correct and incorporated herein by reference.

2.	Definitions. All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.

3.	Lease Term The Lease Term shall commence on May 1, 2008 and expire on July 1, 2013.

4.	Base Rent. As of May 1, 2008, the Base Rent shall be payable according to the following schedule, and otherwise in accordance with the Lease:

Period		Rentable Square Footage	Annual Base Rental Per Square Foot	Annual Base Rental	Monthly Installment of Base Rental
from	through
5/1/08	6/30/08	10,563	FREE	FREE	FREE
7/1/08	6/30/09	10,563	$7.40	$78,166.20	$6,513,85
7/1/09	6/30/10	10,563	$7.55	$79,729.52	$6,644.13
7/1/10	6/30/11	10,563	$7.70	$81,324.11	$6,777.01
7/1/11	6/30/12	10,563	$7.85	$82,950.60	$6,912.55
7/1/12	6/30/13	10,563	$8.01	$84,609.61	$7,050.80

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5.	Improvements to the Premises. Landlord, at Landlord’s expense, hereby agrees to complete the improvements to the Premises stipulated by S & E Contractors as identified on Exhibit A attached hereto and made a part hereof or such other improvements which the Landlord and Tenant agree upon; provided, however, Landlord shall only be responsible for expenses related to such improvements up to but not exceeding $24,000.00 (“Landlord’s Work”). Landlord’s Work shall be performed by Landlord in accordance with the laws of the State of Georgia.

6.	Tenant’s Exclusive Expansion Options.

(a) So long as Tenant is not in default under the Lease and the Lease is then continuing and no facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute an event of default under the Lease by Tenant, Landlord hereby grants to Tenant an exclusive option (the “Expansion Option I”) to expand the Premises to include that 4,559 square foot area located at 1279 Kennestone Circle, Suite 600, Marietta, Georgia 30066 (“MRP Premises”) currently leased to MRP Design Group, Inc. (“MRP”) pursuant to that Lease Agreement between Landlord and MRP dated January 26,1995 (as amended, “MRP Lease”) shown on Exhibit B to this Lease (the “Expansion Space I”), as set forth herein.

(b) So long as Tenant is not in default under the Lease and the Lease is then continuing and no facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute an event of default under the Lease by Tenant, Landlord hereby grants to Tenant another exclusive option (the “Expansion Option II”) to expand the Premises to include that 3,242 square foot area located at 1279 Kennestone Circle, Suite 100, Marietta, Georgia 30066 (“NCS Premises”) currently leased to NCS Pearson, Inc. (“NCS”) pursuant to that Lease Agreement between Landlord and NCS dated June 29, 1998 (as amended, “NCS Lease”) shown on Exhibit C to this Lease (the “Expansion Space II”), as set forth herein.

(c) In the event that Tenant shall desire to exercise the Expansion Option I and/or the Expansion Option II, Tenant shall, within one hundred eighty (180) calendar days before (x) December 31, 2009, the expiration date of the MRP Lease (the “MRP Lease Expiration”), with respect to Expansion Option I and (y) July 31, 2011, the expiration date of the NCS Lease (“NCS Lease Expiration”), with respect to Expansion Option II, (i) deliver written notice to Landlord to such effect and (ii) negotiate and agree with Landlord on the final terms and execute the amendments to the Lease for either Expansion Space I or Expansion Space II, as the case may be, pursuant also to terms and conditions of the Lease, subject to, but not limited to, the following changes:

(1) The terms of either Expansion Option I or Expansion Option II shall commence and expire on a date that is mutually agreed upon by Tenant and Landlord.

(2) The Expansion Space I and Expansion Space II shall be added to the Premises, as the case may be.

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(3) Tenant’s Additional Rent shall be increased to reflect the addition of each Expansion Space I and Expansion Space II.

(4) The Base Rent for Expansion Space I and Expansion Space II shall be mutually agreed upon by Landlord and Tenant

Upon receipt by Landlord of notice from Tenant of Tenant’s exercise of either Expansion Option I or Expansion Option II, Landlord and Tenant shall negotiate and execute such respective Lease amendment. In the event that Landlord and Tenant do not execute such respective Lease amendment by the date which is one hundred eighty (180) calendar days prior to (i) the MRP Lease Expiration with respect to Expansion Option II, the respective Expansion Option I or Expansion Option II shall expire and shall be of no further force or effect.

(d) Notwithstanding the foregoing, if the MRP Space becomes available prior to the MRP Lease Expiration, Landlord shall notify (the “Landlord Notice”) Tenant of the availability of the MRP Premises and Tenant shall have sixty (60) calendar days to (i) provide written notice to Landlord of Tenant’s desire to exercise the Expansion Option I and (ii) negotiate and execute an amendment to the Lease including the MRP Premises pursuant to terms and conditions mutually agreed upon by Landlord and Tenant and also subject to Section 6(c)(ii) of this Amendment. In the event that (i) Tenant fails to notify Landlord of Tenant’s desire to exercise the Expansion Option I and/or (ii) Landlord and Tenant do not negotiate and execute such Lease amendment within sixty (60) calendar days after the Landlord Notice, the Expansion Option I shall expire and shall be of no further force or effect.

(e) Notwithstanding the foregoing, if the NCS Space becomes available prior to the NCS Lease Expiration, Landlord shall notify (the “Landlord Notice”) Tenant of the availability of the NCS Premises and Tenant shall have sixty (60) calendar days to (i) provide written notice to Landlord of Tenant’s desire to exercise the Expansion Option II and (ii) negotiate and execute an amendment to the Lease including the NCS Premises pursuant to the terms and conditions mutually agreed upon by Landlord and Tenant and also subject to Section 6(c)(ii) of this Amendment. In the event that (i) Tenant fails to notify Landlord of Tenant’s desire to exercise the Expansion Option II and/or (ii) Landlord and Tenant do not negotiate and execute such Lease amendment within sixty (60) calendar days after the Landlord Notice, the Expansion Option II shall expire and shall be of no further force or effect

(f) Expansion Option I and Expansion Option II are personal to WUXI APPTEC, INC. and shall become null and void upon the occurrence of an assignment of Tenant’s interest in the Lease or a sublet of all or a part of the Premises.

7.

Tenant’s Authority. If Tenant signs as a corporation, each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state of Georagia, that the

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corporation has full right and authority to enter into this Amendment, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. Tenant agrees to furnish promptly upon request a corporate resolution and any other appropriate documentation evidencing the due authorization of Tenant to enter into this Amendment.

8.	Miscellaneous.

(a) Tenant represents to Landlord that, as of the date hereof, Landlord is not in default of the Lease.

(b) All notices for Landlord shall be sent to the following address:

Alpha Exchange, LLC

NAI Brannen Goddard

1300 Parkwood Circle, NW

Suite LL-100

Atlanta, GA 30339

Attn: Mary Waples

(c) Except as amended hereby, the Lease shall be and remain in full force and effect and unchanged. As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.

(d) The submission of this Amendment to Tenant for examination or consideration does not constitute an offer to amend the Lease, and this Amendment shall become effective only upon the execution and delivery thereof by Landlord and Tenant.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and sealed as of the Amendment Date

LANDLORD:
/s/ Lau Ra Williams Witness Print Name: Lau Ra Williams	ALPHA EXCHANGE, LLC, a Georgia limited liability company

	By:	Eugenia Investments, Inc., a Delaware corporation, its sole member
/s/ Diana E. Franceschi Witness	By:	/s/ Panos J.Kanes Panos J.Kanes, Vice President
Print Name: Diana E. Franceschi

[Signatures to Second Amendment to Lease between Alpha Exchange, LLC and WuXi AppTec, Inc continued on following page]

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[Signatures to Second Amendment to Lease between Alpha Exchange, LLC and WuXi AppTec, Inc. continued from previous page]

TENANT:

/s/ Lisa Olson Witness Print Name: Lisa Olson	WUXI APPTEC, INC., a Delaware corporation
	By: Name: Title:	/s/ William D. Smith William D. Smith VP Finance & Administration
/s/ James R. Johnson Witness
Print Name: James R. Johnson

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